------                                              --------------------------
FORM 4                                                     OMB APPROVAL
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[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |   to Issuer (Check all applicable)
      The Williams Companies, Inc.       |  Williams Coal Seam Gas Royalty Trust (WTU)     |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |           Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
                                         |   if an entity           |                      |     -----
           One Williams Center           |   (voluntary)            |   08/29-30/02        |
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
                                         |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
 Tulsa            OK            74172    |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      | ship     | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A)  |        | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or   |        | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D)  |  Price | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
               |              |                  |       |       |         |       |        |                 |          |
Common Units   |  08/29/02    |                  |   S   |       | 10,000  |  D    |$8.0071 |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Units   |  08/30/02    |                  |   S   |       | 10,000  |  D    |$8.0125 |    51,100       |    D     |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
               |              |                  |       |       |         |       |        |                 |          |
------------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans-|3A. Deemed  |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |
   Security             |    sion or  |   action|    Execu-  |   action   |   Derivative     |    cisable and |   of Underlying    |
   (Instr. 3)           |    Exercise |   Date  |    tion    |   Code     |   Securities Ac- |    Expiration  |   Securities       |
                        |    Price of |  (Month/|    Date, if|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |
                        |    Deriv-   |   Day/  |    any     |            |   Disposed of (D)|    (Month/Day/ |                    |
                        |    ative    |   Year) |    (Month/ |            |   (Instr. 3, 4   |    Year)       |                    |
                        |    Security |         |    Day/    |            |   and 5)         |                |                    |
                        |             |         |    Year)   |            |                  |-------------------------------------|
                        |             |         |            |            |                  |Date   |Expira- |        | Amount or |
                        |             |         |            |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |         |            |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
------------|----------------------------------------------------------------------------
8. Price    |9. Number of      |    10. Ownership Form  |         11. Nature of
   of       |   Derivative     |        of Derivative   |             Indirect
   Deriv-   |   Securities     |        Securities      |             Beneficial
   ative    |   Beneficially   |        Beneficially    |             Ownership
   Secur-   |   Owned Following|        Owned at End    |             (Instr. 4)
   ity      |   Reported       |        of Month        |
  (Instr. 5)|   Transaction(s) |        (Instr. 4)      |
            |   (Inst. 4)      |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
-----------------------------------------------------------------------------------------
Explanation of Responses:


                                                                                          Cher S. Lawrence,
                                                                                          Attorney-in-Fact for             September
                                                                                          The Williams Companies, Inc.      3, 2002
                                                                                          -------------------------------- ---------
                                                                                          Signature of Reporting Person**     Date

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed.
    If space is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)